As filed with the Securities and Exchange Commission on July 2, 2020

Registration No. 333-236497

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM F-1

ON FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MEREO BIOPHARMA GROUP PLC

(Exact Name of Registrant as Specified in Its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

England and Wales	2834	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Fourth Floor

One Cavendish Place

London W1G 0QF UK

Telephone: +44 33 3023 7300

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Mereo US Holdings Inc.

251 Little Falls Drive

Wilmington, DE 19808

Telephone: +1 302 636 5401

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

David S. Bakst

Mayer Brown LLP

1221 Avenue of the Americas

New York, New York 10020

Telephone: +1 212 506 2500

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company     ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

†The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1, or the Post-Effective Amendment, to the Registration Statement on Form F-1 (Registration No. 333-236497), or the Registration Statement, is being filed pursuant to our undertaking in the Registration Statement to update and supplement information contained in the Registration Statement, as originally filed with the SEC on February 18, 2020, as subsequently amended, which was declared effective by the SEC on March 19, 2020, to incorporate by reference the Company’s Annual Report on Form 20-F for the year ended December 31, 2019 as filed with the SEC on June 15, 2020 and to make certain other updates.

The Registration Statement originally covered the resale by the selling shareholders identified in the prospectus of up to 89,510,410 of our ordinary shares nominal value £0.003 per ordinary share (“ordinary shares”), which represent 17,902,082 of our American Depositary Shares (each American Depositary Share, an “ADS”), with each ADS representing five (5) of our ordinary shares. These ADSs represent (i) 11,432,925 ordinary shares issued to Aspire Capital exchangeable for 2,286,585 ADSs, (ii) 2,862,595 ordinary shares issued to Aspire Capital exchangeable for 572,519 ADSs issued to Aspire Capital in satisfaction of the commission fee due to Aspire Capital as part of that transaction, and (iii) up to an additional $25.0 million worth of ordinary shares that are exchangeable for ADSs that we may issue at our option to Aspire Capital in the future, pursuant to a securities purchase agreement entered into with Aspire Capital on February 10, 2020.

This Post-Effective Amendment is also being filed by the Registrant to convert the Registration Statement into a Registration Statement on Form F-3 and to include an updated prospectus relating to the offering and sale of the ordinary shares that were registered for resale on the Registration Statement.

No additional securities are being registered under this Post-Effective Amendment. Accordingly, this Post-Effective Amendment concerns only the offer and sale of ADSs issuable from time to time.

All filing fees payable in connection with the registration of these securities were previously paid in connection with the initial filing of the Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS (Subject to Completion)	Dated July 2, 2020

17,902,082 American Depositary Shares

Representing 89,510,410 Ordinary Shares

This prospectus relates to the sale of up to $28,300,000 or 17,902,082 American Depositary Shares (“ADSs”), which represent 89,510,410 of our ordinary shares, with each ADS representing five (5) of our ordinary shares, by Aspire Capital Fund, LLC (referred to in this prospectus as “Aspire Capital” or the “selling shareholder”) that we may issue at our option to Aspire Capital in the future, pursuant to a securities purchase agreement entered into with Aspire Capital on February 10, 2020 (the “Purchase Agreement”), which consists of (i) 11,432,925 ordinary shares that may be exchanged for 2,286,585 ADSs (the “Initial Shares”) that were issued to the selling shareholder for $0.26 per ordinary share (equivalent to $1.31 per ADS) for an aggregate amount of $3,000,000, (ii) 2,862,595 ordinary shares that may be exchanged for 572,519 ADSs (the “Commission Shares”) issued in satisfaction for the commission fee due to Aspire Capital of $300,000 pursuant to the Purchase Agreement, and (iii) up to an additional $25,000,000 ordinary shares exchangeable for ADSs issuable to the selling shareholder under the Purchase Agreement for which we are registering 15,042,978 ADSs representing 75,214,890 ordinary shares (calculated based on the average of the high and low sale price of our ordinary shares on the Alternative Investment Market (“AIM”) on February 13, 2020 of £0.2575 per share, converted into U.S. dollars at the noon buying rate of the Federal Reserve Bank of New York on February 7, 2020, of $1.2908 to £1.0000). As of the date of this prospectus, the exact number of ordinary shares we may issue to the selling shareholder under the Purchase Agreement is not determinable because the actual purchase price per share will fluctuate based on the market price of our shares during the term of the Purchase Agreement.

The ADSs may be evidenced by American Depositary Receipts (“ADRs”). Any proceeds that the Company receives under the Purchase Agreement are expected to be used for working capital and general corporate purposes.

The prices at which the selling shareholder may sell the ADSs will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive proceeds from the sale of the ADSs by the selling shareholder. However, we may receive proceeds of up to $28.0 million from the sale of our ADSs to the selling shareholder pursuant to the Purchase Agreement, once the registration statement, of which this prospectus is a part, is declared effective, which includes $3.0 million that we received from the selling shareholder for the sale of the Initial Shares of 11,432,925 ordinary shares exchangeable for 2,286,585 ADSs to the selling shareholder.

Aspire Capital is an “underwriter” within the meaning of the Securities Act. We will pay the expenses of registering these ADSs, but all selling and other expenses incurred by the selling shareholder will be paid by the selling shareholder.

The ADSs may be evidenced by American Depositary Receipts (“ADRs”). Our ADSs trade on the Nasdaq Global Market (“Nasdaq”) under the symbol “MREO.” In addition, our ordinary shares trade on AIM, a market of the London Stock Exchange, under the symbol “MPH.”

We are both an “emerging growth company” and a “foreign private issuer” as defined under the Securities Act of 1933, as amended, and, as such, are subject to reduced public company reporting requirements. See “Prospectus Summary—Implications of Being an Emerging Growth Company and a Foreign Private Issuer” for additional information.

Investment in our ADSs involve significant risks. See “Risk Factors” beginning on page 10 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated                , 2020

ABOUT THIS PROSPECTUS

Under this registration statement, the selling shareholder may sell our ADSs described in this prospectus from time to time. Please read carefully this prospectus together with additional information described below under “Where You Can Find More Information” and “Incorporation by Reference”.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”). As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or its offices described below under the heading “Where You Can Find More Information” and “Incorporation by Reference”.

You should rely only on the information that is contained in this prospectus or that is incorporated by reference into this prospectus. We have not authorized anyone to provide you with information that is in addition to or different from that contained in, or incorporated by reference into, this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it.

This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies, regardless of the time of delivery of this prospectus or of any sale of the securities offered hereby. Our business, financial condition, results of operations, and prospects may have changed since that date. We do not take any responsibility for, nor do we provide any assurance as to the reliability of, any information other than the information in this prospectus. Neither the delivery of this prospectus nor the sale of the ADSs means that information contained in this prospectus is correct after the date of this prospectus.

Throughout this prospectus, and the documents incorporated by reference, unless otherwise designated, the terms “Mereo,” the “Company,” “we,” “us,” and “our” refer to Mereo BioPharma Group plc and our wholly-owned subsidiaries Mereo BioPharma 1 Limited, Mereo BioPharma 2 Limited, Mereo BioPharma 3 Limited, Mereo BioPharma 4 Limited, Mereo BioPharma Ireland Limited, Mereo US Holdings Inc., NAVI Subsidiary, Inc. and OncoMed Pharmaceuticals, Inc. Our consolidated financial statements also treat Mereo BioPharma Group plc Employee Benefit Trust, an employee benefit trust operated by us, as a wholly-owned subsidiary of ours.

Market data and certain industry data and forecasts used in, or incorporated by reference in, this prospectus were obtained from sources we believe to be reliable, including market research databases, publicly available information, reports of governmental agencies and industry publications and surveys. We have relied on certain data from third-party sources, including internal surveys, industry forecasts and market research, which we believe to be reliable based on our management’s knowledge of the industry. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not necessarily know what assumptions regarding general economic growth were used in preparing the third-party forecasts we cite. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus. Our historical results do not necessarily indicate our expected results for any future periods.

Certain figures included or incorporated by reference in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

We have obtained the statistical data, market data and other industry data and forecasts used in this prospectus and in our SEC filings incorporated herein by reference from publicly available information. We have not sought the consent of the sources to refer to the publicly available reports in this prospectus.

We have not taken any action to permit a public offering of the ADSs outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the ADSs and the distribution of this prospectus outside of the United States.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all the information that may be important to you, and we urge you to read this entire prospectus carefully, including the risks related to our business, our industry, investing in our ordinary shares, that we describe under “Risk Factors” and our consolidated financial statements, including the notes thereto, included and incorporated by reference in this prospectus, before deciding to invest in our ADSs.

Our Company

We are a biopharmaceutical company focused on the development and commercialization of innovative therapeutics that aim to improve outcomes for oncology and rare diseases. Our existing portfolio consists of six clinical stage product candidates. Our lead oncology product candidate, etigilimab (an “Anti-TIGIT”), has completed a Phase 1a dose escalation clinical trial in patients with advanced solid tumors and has been evaluated in a Phase 1b study in combination with nivolumab in select tumor types. Our second oncology product, navicixizumab, for the treatment of late line ovarian cancer, has completed a Phase 1 study and has been partnered with Oncologie. Our rare disease product candidates are setrusumab for the treatment of OI and alvelestat for the treatment of severe AATD which is being investigated in an ongoing Phase 2 proof-of-concept study in the U.S. and Europe and expect to report top line data from this study in the second half of 2021. We plan to form a strategic partnership for the development of setrusumab in adults and children following the completion of the Phase 2b study and alignment with the FDA and EMA on the pivotal study design for children with OI.

We plan to develop our product candidates for oncology and rare diseases through the next key clinical milestone and then partner or in selected cases to develop through regulatory approval and potentially commercialization.

We plan to partner or sell our other two product candidates (which do not target oncology or rare diseases), acumapimod for the treatment of AECOPD and leflutrozole for the treatment of infertility and HH in obese men, recognizing the need for greater resources to take these product candidates to market.

Our strategy is selectively to acquire and develop product candidates for oncology and rare diseases that have already received significant investment from large pharmaceutical and biotechnology companies and that have substantial pre-clinical, clinical and manufacturing data packages. Since our formation in March 2015, we have successfully executed on this strategy by acquiring six clinical-stage product candidates of which four were in oncology and rare diseases. Four of these six clinical-stage product candidates were acquired from large pharmaceutical companies and two were acquired in the Merger. We aim to efficiently to develop our product candidates through the clinic and have commenced or completed large, randomized Phase 2 clinical trials for four of our product candidates.

Oncology and rare diseases represent an attractive development and in some cases commercialization opportunity for us since they typically have high unmet medical need and can utilize regulatory pathways that facilitate acceleration to approval and to the potential market. Development of products for oncology and rare diseases both involve close collaboration with key opinion leaders and investigators. Development of rare disease products generally involves close coordination with the patient organizations and patients are treated at a limited number of specialized sites which helps identification of the patient population and enables a small targeted sales infrastructure to commercialize the products in key markets.

Our team has extensive experience in the pharmaceutical and biotechnology sector in the identification, acquisition, development, manufacturing and commercialization of product candidates in multiple therapeutic areas. Our senior management has long-standing relationships with senior executives of large pharmaceutical and biotechnology companies which we believe enhances our ability to form strategic partnerships on our product candidates and to identify and acquire additional product candidates.

Aspire Capital Transaction

On February 10, 2020, we entered into a purchase agreement with Aspire Capital Fund, LLC (“Aspire Capital”), which provides that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital committed to purchase up to an aggregate of $25.0 million worth of our ordinary shares that are exchangeable for ADSs over the approximately 30-month term of that purchase agreement. In addition, pursuant to that purchase agreement, Aspire Capital purchased 11,432,925 ordinary shares that are exchangeable for 2,286,585 ADSs for $3.0 million. In consideration for entering into that purchase agreement, concurrently with the execution thereof, we issued 2,862,595 ordinary shares equivalent to 572,519 ADSs to Aspire Capital in satisfaction of the commission fee payable to Aspire Capital in connection with the transaction. In connection with the June 2020 Private Placement described below, we agreed with the investors in that placement not to issue the $25.0 million of shares potentially issuable under the purchase agreement with Aspire Capital described herein for a period of 180 days following the date the resale registration statement for that transaction is first declared effective by the SEC.

Boxer Capital Transaction

On February 19, 2020, we entered into a securities purchase agreement with Boxer Capital. Under the terms of the agreement, Boxer Capital agreed to invest $3.0 million by purchasing 12,252,715 ordinary shares (equivalent to 2,450,543 ADSs) at a price equivalent to 18.8 pence per ordinary share, which represented a 20% discount to our closing share price of 23.5 pence on AIM on February 18, 2020. We intend to use the net proceeds from this private placement for general corporate purposes, including clinical trial activity and working capital. There are no warrants, derivatives, or other share classes associated with this transaction. Further, there are no restrictions on future financings and there are no financial covenants, participation rights, rights of first refusal, or penalties in the purchase agreement entered into in connection with this transaction.

June 2020 Private Placement

On June 4, 2020, we announced the completion of a private placement with net proceeds of approximately $64.2 million (£51.4 million) with a number of new and existing principally U.S based institutional and accredited investors (the “June 2020 Private Placement”). OrbiMed Private Investments VI, LP (acting through its general partner, OrbiMed Capital GP VI LLC, acting through its managing member, OrbiMed Advisors LLC, collectively referred to herein as “OrbiMed”) led the June 2020 Private Placement with participants including Vivo Capital, Surveyor Capital (a Citadel company), Pontifax Venture Capital, Samsara BioCapital, Commodore Capital, and funds managed by Janus Henderson Investors alongside existing investors Boxer Capital of Tavistock Group and Aspire Capital Fund, LLC (collectively, the “Purchasers”). On June 3, 2020, we entered into a securities purchase agreement (the “June 2020 Purchase Agreement”) with the Purchasers pursuant to which we received approximately $64.2 million (£51.4 million) from the Purchasers comprising: the allotment of ordinary shares at a subscription price of approximately $19.4 million utilizing the share authorities of the Company granted by shareholders on June 2, 2016 and June 19, 2019, and the subscription for convertible Tranche 1 Notes in an aggregate principal amount of approximately $50.6 million. The Purchasers also received conditional warrants entitling the holders to subscribe for an aggregate of

161,048,366 new ordinary shares. The ability for the Tranche 1 Notes to be converted into new ordinary shares and for the warrants to be exercised was conditional on the passing of certain resolutions by the shareholders of the Company. Shareholders granted the Company the authority (i) to allot the ordinary shares arising on the conversion of the Tranche 1 Notes and (ii) to grant the rights to subscribe for ordinary shares pursuant to the exercise of the warrants, at the general meeting of the Company held on June 30, 2020. We will use $13 million of the net proceeds from the June 2020 Private Placement to repay outstanding indebtedness and plan to use the remainder of the proceeds to fund clinical development activities of our lead product candidates and for general corporate purposes.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

Emerging Growth Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company we have chosen to take advantage of certain exemptions from various reporting requirements that are applicable to other publicly traded entities that are not emerging growth companies. These exemptions include:

∎	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002;

∎

not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

∎	not being required to submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay,” “say-on-frequency,” and “say-on-golden parachutes;” and

∎

not being required to disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

We may take advantage of these provisions until the earliest of: (i) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion; (ii) the last day of 2024; (iii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common equity held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during any three-year period.

As a result, we do not know if some investors will find our ADSs less attractive. The result may be a less active trading market for our ADSs, and the price of our ADSs may become more volatile.

Foreign Private Issuer

We report under the Exchange Act as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

∎	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

∎

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

∎

the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specific information, or current reports on Form 8-K, upon the occurrence of specified significant events.

Both foreign private issuers and emerging growth companies also are exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company, but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

As a foreign private issuer, we are permitted to follow the corporate governance practices of our home country in lieu of certain provisions of the Nasdaq. We therefore follow U.K. corporate governance practices in lieu of certain Nasdaq corporate governance requirements including the requirement to seek shareholder approval for a specified issuance of securities.

Corporate Information

We were incorporated as a private limited company with the legal name Mereo BioPharma Group Limited under the laws of England and Wales on March 10, 2015 with the company number 09481161. On June 3, 2016, we re-registered as a public limited company with the legal name Mereo BioPharma Group plc. Our registered office address is Fourth Floor, One Cavendish Place, London, W1G 0QF, United Kingdom and our telephone number is +44 (0) 33 3023 7300. Our website address is www.mereobiopharma.com. The information contained on, or that can be accessed from, our website does not form part of this prospectus. Our agent for service of process in the United States is Mereo US Holdings Inc.

THE OFFERING

ADSs offered by the selling shareholder:	Up to 17,902,082 ADSs, each representing five (5) ordinary shares.

Ordinary shares outstanding	338,713,962 ordinary shares as of July 1, 2020, including ordinary shares in the form of ADSs.

American Depositary Shares	Each ADS represents five (5) ordinary shares, nominal value £0.003 per ordinary share. As an ADS holder, you will not be treated as one of our shareholders and you will not have shareholder rights. You will have the rights of an ADS holder or beneficial owner of ADSs as provided in the deposit agreement among us, the depositary, and all holders and beneficial owners of ADSs issued thereunder. To better understand the terms of our ADSs, see “Description of American Depositary Shares.” We also encourage you to read the deposit agreement, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Depositary	Citibank, N.A.

Use of proceeds	The selling shareholder will receive all of the proceeds from the sale of the ADSs offered for sale by it under this prospectus. We will not receive proceeds from the sale of the ADSs by the selling shareholder. In connection with the June 2020 Private Placement, we agreed with the investors in that placement not to issue the $25.0 million of shares potentially issuable under the purchase agreement with Aspire Capital described below for a period of 180 days following the date the resale registration statement for that transaction is first declared effective by the SEC. Once that restricted period ends, however, we may receive up to $25.0 million in proceeds from the sale of our ordinary shares exchangeable for ADSs to the selling shareholder under the Purchase Agreement described below under “—The Aspire Capital Transaction”. We intend to use any proceeds from the selling shareholder that we received under the Purchase Agreement, together with our existing cash and short-term deposits, primarily to fund clinical development activities of the Company’s lead product candidates and for general corporate purposes. See “Use of Proceeds.”

Risk factors	See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should consider before deciding to invest in our ADSs.

Nasdaq trading symbol	“MREO”

AIM trading symbol	“MPH”

On February 10, 2020, we entered into a Purchase Agreement with Aspire Capital, which provides that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital is committed to purchase up to an aggregate of $25.0 million worth of our ordinary shares that are exchangeable for ADSs over the approximately 30-month term of the Purchase Agreement. In addition, pursuant to the Purchase Agreement, Aspire Capital purchased the Initial Shares of 11,432,925 ordinary shares that are exchangeable for 2,286,585 ADSs for $3.0 million. In consideration for entering into the Purchase Agreement, concurrently with the execution of the Purchase Agreement, we paid Aspire Capital a commission fee of $0.3 million, which was wholly satisfied by the issuance to Aspire Capital of the Commission Shares of 2,862,595 ordinary shares that are exchangeable for 572,519 ADSs. Concurrently with entering into the Purchase Agreement, we also entered into a registration rights agreement with Aspire Capital (referred to in this prospectus as the “Registration Rights Agreement”), in which we agreed to file one or more registration statements, including the registration statement of which this prospectus is a part, as permissible and necessary to register under the Securities Act, the sale of the ADSs that have been and may be issued to Aspire Capital under the Purchase Agreement.

As of July 1, 2020, there were 338,713,962 ordinary shares outstanding, which includes the Initial Shares of 11,432,925 ordinary shares exchangeable by the selling shareholder for 2,286,585 ADSs that have already been issued to Aspire Capital, (ii) the Commission Shares of 2,862,595 ordinary shares exchangeable by the selling shareholder for 572,519 ADSs that were issued to Aspire Capital in satisfaction of the commission fee of $0.3 million due to Aspire Capital under the Purchase Agreement, and excludes the $25.0 million worth of our ordinary shares that are exchangeable for ADSs issuable to Aspire Capital pursuant to the Purchase Agreement. The number of ordinary shares referred to above includes shares issued to Boxer Capital, LLC in a February 19, 2020 private placement and the ordinary shares issued to the investors in the June 2020 Private Placement. The number of ADSs representing ordinary shares ultimately offered for sale by Aspire Capital is dependent upon the number of ADSs purchased by Aspire Capital under the Purchase Agreement. In connection with the June 2020 Private Placement, we agreed with the investors in that placement not to issue the $25.0 million of shares potentially issuable under the purchase agreement with Aspire Capital described herein for a period of 180 days following the date the resale registration statement for that transaction is first declared effective by the SEC.

Pursuant to the Purchase Agreement and the Registration Rights Agreement, we are registering 89,510,410 ordinary shares represented by 17,902,082 ADSs under the Securities Act, which includes (i) the Initial Shares of 11,432,925 ordinary shares exchangeable by the selling shareholder for 2,286,585 ADSs that have already been issued to Aspire Capital, (ii) the Commission Shares of 2,862,595 ordinary shares exchangeable by the selling shareholder for 572,519 ADSs that were issued to Aspire Capital in satisfaction of the commission fee of $0.3 million due to Aspire Capital under the Purchase Agreement, and (iii) up to $25.0 million worth of ordinary shares that are exchangeable for ADSs that we may issue to Aspire Capital after this registration statement is declared effective under the Securities Act. All of ADSs representing ordinary shares issuable to Aspire Capital under the Purchase Agreement are being offered pursuant to this prospectus.

After the SEC has declared effective the registration statement of which this prospectus is a part, on any business day on which the closing sale price of our ADSs is not less than $0.25 per share, we have the right, in our sole discretion, to present Aspire Capital with a purchase notice (each, a “Purchase Notice”), directing Aspire Capital (as principal) to purchase up to 150,000 ADSs per business day, up to $25.0 million worth of our ordinary shares that are exchangeable for ADSs in the aggregate over the term of the Purchase Agreement, at a per ADS price (the “Purchase Price”) calculated by reference to the prevailing market price of our ADSs over the preceding 10-business day period (as more specifically described below); however, no sale pursuant to a Purchase Notice may exceed $0.5 million per business day.

In addition, following the period of 180 days following the date the resale registration statement for the June 2020 Private Placement is first declared effective by the SEC, on any date on which we submit a Purchase Notice to Aspire Capital for at least 150,000 ADSs, we also have the right, in our sole discretion, to present Aspire Capital with a volume-weighted average price purchase notice (each, a “VWAP Purchase Notice”) directing Aspire Capital to purchase an amount of ADSs equal to up to 30% of the aggregate of the Company’s ADSs traded on the Nasdaq on the next business day (the “VWAP Purchase Date”) but not more than 250,000 ADSs, subject to a maximum number of ADSs we may determine (the “VWAP Purchase ADS Volume Maximum”) and a minimum trading price (the “VWAP Minimum Price Threshold”) (as more specifically described below). The purchase price per ADS pursuant to such VWAP Purchase Notice (the “VWAP Purchase Price”) is calculated by reference to the prevailing market price of our ADSs (as more specifically described below).

The Purchase Agreement provides that the Company and Aspire Capital shall not effect any sales under the Purchase Agreement on any purchase date where the closing sale price of our ADSs is less than $0.25 per ADS (the “Floor Price”). This Floor Price and the respective prices and ADS numbers in the preceding paragraphs shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction. There are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our ADSs to Aspire Capital. Aspire Capital has no right to require any sales by us, but is obligated to make purchases from us as we direct in accordance with the Purchase Agreement. There are no limitations on use of proceeds, financial or business covenants, restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement. Aspire Capital may not assign its rights or obligations under the Purchase Agreement. The Purchase Agreement may be terminated by us at any time, at our discretion, without any penalty or cost to us.

RISK FACTORS

Investing in our securities involves significant risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” under Item 3.D. – “Risk Factors” in our most recent Annual Report on Form 20-F, or any updates in our Reports on Form 6-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus, in light of your particular investment objectives and financial circumstances. The risks so described are not the only risks facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. The discussion of risks includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated into it contain statements that constitute forward-looking statements. Many of these forward-looking statements can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “plan,” “potential” and “should,” among others.

Forward-looking statements appear in a number of places in this prospectus and the documents incorporated into it and include, but are not limited to, statements regarding our intent, belief, or current expectations. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such statements are subject to substantial risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various important factors, including, but not limited to, those identified under “Risk Factors.” In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a guarantee by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all.

Forward-looking statements include, but are not limited to, statements about:

∎	the development of our product candidates, including statements regarding the expected initiation, timing, progress, and availability of data from our clinical trials;

∎	the potential attributes and benefits of our product candidates and their competitive position;

∎	our ability to successfully commercialize, or enter into strategic relationships with third parties to commercialize, our product candidates, if approved;

∎	our estimates regarding expenses, future revenues, capital requirements, and our need for additional financing;

∎	our being subject to ongoing regulatory obligations if our products secure regulatory approval;

∎	our reliance on third parties to conduct our clinical trials and on third-party suppliers to supply or produce our product candidates;

∎	the patient market size of any diseases and market adoption of our products by physicians and patients;

∎	our ability to obtain and maintain adequate intellectual property rights and adequately protect and enforce such rights;

∎	the duration of our patent portfolio;

∎	the COVID-19 pandemic and the associated disruptions that could materially impact our business including planned clinical developments and our ongoing clinical studies;

∎	the United Kingdom’s withdrawal from the European Union could lead to increased market volatility, make it more difficult for us to do business in Europe or have other adverse effects on our business;

∎	our ability to retain key personnel and recruit additional qualified personnel;

∎	our ability to manage growth;

∎	our ability to successfully integrate and realize the benefits of our past or future strategic acquisitions or investments; and

∎	other risk factors discussed under “Risk Factors.”

Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information or future developments or to release publicly any revisions to these statements in order to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

You should read this prospectus and the documents that we incorporate by reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

CAPITALIZATION

The table below sets forth our capitalization, cash and short-term deposits as of December 31, 2019, the latest date for which we have audited financial statements and the information below available to us. Because we will not be receiving any proceeds from the sale of any ordinary shares by the selling shareholders, the capitalization information below is not adjusted to reflect such sales. The following information should be read in conjunction with the consolidated financial statements and related notes incorporated by reference in this prospectus. For more details on how you can obtain the documents incorporated by reference in this prospectus, see “Where You Can Find More Information” and “Incorporation by Reference”.

For the convenience of the reader, we have translated pound sterling amounts in the table below into U.S. dollars at an exchange rate of £0.7692 to US$1.00, the exchange rate for pound sterling on December 31, 2019. These translations should not be considered representations that any such amounts have been, could have been or could be converted into U.S. dollars at that or any other exchange rate as of that or any other date.

	As of December 31, 2019
	(in thousands)
Cash and short-term deposits	£16,347	$21,252

Total interest bearing loans and borrowings	£20,512	$26,667
Warrant liability	131	170

Equity:
Issued capital	294	382
EBT shares	(1,305)	(1,697)
Share premium	121,684	158,196
Other capital reserves	59,147	76,894
Accumulated loss	(146,065)	(189,892)
Other reserves	7,000	9,100
Translation reserve	(499)	(649)

Total equity	40,256	52,335

Total capitalization	£60,899	$79,172

The cash, short-term deposits and number of ordinary shares indicated as issued and outstanding above is based on 97,959,622 ordinary shares outstanding as of December 31, 2019, and excludes:

∎

11,357,738 ordinary shares issuable upon the exercise of share options outstanding under Mereo’s equity incentive plans as of December 31, 2019 at a weighted average exercise price of £1.45 per ordinary share;

∎	875,050 ADSs issuable upon the exercise of share options outstanding under Mereo’s equity incentive plans as of December 31, 2019 at a weighted average exercise price of $4.29 per ADS;

∎	162,997 nil-cost ordinary shares that may be issued upon exercise of share options awarded under the Mereo BioPharma Group plc Deferred Bonus Share Plan, as of December 31, 2019;

∎

1,243,908 ordinary shares issuable upon the exercise of warrants to purchase ordinary shares outstanding as of December 31, 2019 at a weighted average exercise price of £2.95 per ordinary share, including 621,954 warrants exercisable by Silicon Valley Bank and 621,954 warrants exercisable by Kreos Capital V (UK) Limited;

∎

41,286 ordinary shares issuable upon the exercise of warrants to purchase ordinary shares outstanding as of December 31, 2019 at an exercise price of £0.003 per ordinary share exercisable by The Alpha-1 Project, Inc.;

∎	Our January 13, 2020 global licensing agreement with Oncologie, Inc. (“Oncologie”) for navicixizumab and the initial $4 million payment we received from Oncologie at signing;

∎

The February 10, 2020, £3.8 million convertible equity financing with Novartis Pharma (AG) (“Novartis”) whereby Novartis purchased £3.8 million in a convertible loan note that is convertible at any time at a fixed price of £0.265 per ordinary share and as part of which we issued a warrant instrument to Novartis to purchase up to 1,449,614 of our ordinary shares;

∎	The February 10, 2020 Aspire Capital transaction and the issuance of 11,432,925 ordinary shares (equivalent to 2,286,585 ADSs) to Aspire Capital in connection therewith;

∎	The February 19, 2020 Boxer Capital transaction and the issuance of 12,252,715 ordinary shares (equivalent to 2,450,543 ADSs) to Boxer Capital in connection therewith;

∎	89,144,623 ordinary shares issued to the selling shareholders in the June 2020 Private Placement;

∎

161,048,366 ordinary shares issuable upon the exercise of warrants outstanding as of the date hereof to purchase ordinary shares at an exercise price of 34.8 pence per ordinary share exercisable by the investors in the June 2020 Private Placement;

∎

125,061,475 ordinary shares issued upon the conversion of the convertible notes as of the date hereof and 127,987,076 ordinary shares issuable upon the full conversion of the convertible notes outstanding as of the date hereof assuming such notes remain outstanding to the maturity date; and

∎	The loan agreement with Silicon Valley Bank and Kreos Capital V (UK) pursuant to which ordinary shares are issuable upon the exercise of warrants outstanding.

As of December 31, 2019, our net tangible book value was negative £4.2 million and as a result we are not presenting dilution in this prospectus because we believe the presentation would not be meaningful and would not show material dilution to investors in the offering.

USE OF PROCEEDS

This prospectus relates to our ADSs representing ordinary shares that may be offered and sold from time to time by Aspire Capital. We will not receive any proceeds upon the sale of ADSs by Aspire Capital. However, we may receive proceeds of up to $25.0 million under the Purchase Agreement with Aspire Capital.

In connection with the June 2020 Private Placement, we agreed with the investors in that placement not to issue the $25.0 million of shares potentially issuable under the Purchase Agreement with Aspire Capital for a period of 180 days following the date the resale registration statement for the securities issued in the June 2020 Private Placement is first declared effective by the SEC. Following that restricted period, any proceeds received from the sale of the ADSs under the Purchase Agreement are expected be used primarily to fund clinical development activities of the Company’s lead product candidates and for general corporate purposes. However, we cannot guarantee that we will receive any proceeds other than from the sale of the Initial Shares in connection with the Purchase Agreement because we may be unable or choose not to issue and sell any ADSs pursuant to the Purchase Agreement. Because of this, we have not determined the amount of net proceeds to be used specifically for any particular purpose or the timing of any expenditures. As a result, our management will retain broad discretion over the allocation of any net proceeds. Pending such uses, we plan to invest any net proceeds in short- and intermediate-term interest-bearing obligations and certificates of deposit.

MATERIAL TAX CONSIDERATIONS

Material U.S. Federal Income Tax Considerations

The following are material U.S. federal income tax consequences to the U.S. Holders (as defined below) of purchasing, owning and disposing of the ADSs and ordinary shares acquired pursuant to this offering, but it does not purport to be a comprehensive description of all tax considerations that may be relevant to a particular person’s decision to acquire the securities. This discussion applies only to a U.S. Holder that acquires ADSs in this offering and holds the ADSs or ordinary shares as capital assets for U.S. federal income tax purposes. In addition, it does not describe all of the tax consequences that may be relevant in light of the U.S. Holder’s particular circumstances, including any estate, gift, alternative minimum or Medicare contribution tax consequences and any tax consequences applicable to U.S. Holders subject to special rules, such as:

∎	banks, insurance companies and other financial institutions;

∎	real estate investment trusts or regulated investment companies;

∎	dealers or traders in securities that use a mark-to-market method of tax accounting;

∎	persons holding our ADSs or ordinary shares as part of a straddle, integrated transaction or similar transaction;

∎	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

∎	entities or arrangements treated as partnerships for U.S. federal income tax purposes and their partners or investors;

∎	tax-exempt entities, “individual retirement accounts” or “Roth IRAs”;

∎	S corporations;

∎	former citizens or residents of the United States;

∎	a person that is subject to special tax accounting rules under section 451(b) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”);

∎	persons that own or are deemed to own 10% or more of our stock by vote or value; or

∎	persons holding our ADSs or ordinary shares in connection with a trade or business outside the United States.

If a partnership (or other entity that is classified as a partnership for U.S. federal income tax purposes) owns the ADSs or ordinary shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partner and the partnership. Partnerships owning the ADSs or ordinary shares and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of owning and disposing of the ADSs or ordinary shares.

Persons that own or are deemed to own 10% or more of our stock by vote or value should consult their tax advisers regarding the application of the “controlled foreign corporation” rules to their ownership of our ADSs or ordinary shares.

This discussion is based on the Code, administrative pronouncements, judicial decisions, and final, temporary and proposed Treasury regulations, all as of the date hereof, any of which is subject to change, possibly with retroactive effect.

As used herein, a “U.S. Holder” is a person that, for U.S. federal income tax purposes, is a beneficial owner of our ADSs or ordinary shares and is:

∎	a citizen or individual resident of the United States;

∎	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia;

∎	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

∎

a trust that (i) is subject to the primary supervision of a court within the United States and subject to the control of one or more U.S. persons for all substantial decisions or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

U.S. Holders should consult their tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of owning and disposing of our ADSs or ordinary shares in their particular circumstances.

For U.S. federal income tax purposes, a beneficial owner of our ADSs generally will be treated as the owner of the underlying ordinary shares represented by such ADSs. Accordingly, gain or loss will generally not be recognized if a U.S. Holder exchanges our ADSs for the underlying ordinary shares.

Passive Foreign Investment Company Rules

Special U.S. tax rules apply to U.S. Holders of stock in companies that are considered to be PFICs. In general, a non-U.S. corporation will be a passive foreign investment company (“PFIC”) for any taxable year in which (i) 75% or more of its gross income consists of passive income (the “income test”) or (ii) 50% or more of the value of its assets (generally determined on a quarterly average basis) consists of assets that produce, or are held for the production of, passive income (the “asset test”). For purposes of the above calculations, a non-U.S. corporation that directly or indirectly owns at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes interest, dividends, gains from certain property transactions, rents and royalties (other than certain rents or royalties derived in the active conduct of a trade or business). Cash is a passive asset for PFIC purposes. Goodwill (the value of which may be determined by reference to the company’s market capitalization) is treated as an active asset to the extent attributable to activities intended to produce active income.

Based on our gross income, the average value of our assets, including goodwill, and the nature of the current stage of our business, we believe we were a PFIC for the year ended December 31, 2019. There can be no assurance regarding our PFIC status for the current taxable year or any particular year in the future because PFIC status is factual in nature, depends upon factors not wholly within our control, generally cannot be determined until the close of the taxable year in question and is determined annually. Accordingly, U.S. Holders should invest in our ADSs only if they are willing to bear the U.S. federal income tax consequences associated with investments in PFICs.

We provide the information necessary for a U.S. Holder to make a qualifying electing fund election (“QEF Election”) with respect to us and we will also use our best efforts to cause each Lower-tier PFIC (as defined below) that we control to provide such information. We intend to provide this information for any taxable year during which our only income is interest income or income from financial investments and for any other taxable year for which we determine that we were a PFIC. However, no assurance can be given that such QEF information will be available for any Lower-tier PFIC that we do not wholly-own. We will post the information necessary to make QEF Elections on our website. If we are a PFIC for any taxable year, the consequences to any U.S. Holder will depend in part on whether the U.S. Holder makes a valid QEF Election or mark-to-market election as described below.

If we are a PFIC for any taxable year and any of our non-U.S. subsidiaries or other companies in which we own equity interests were also a PFIC (any such entity, a “Lower-tier PFIC”), U.S. Holders would be deemed to own a proportionate amount (by value) of the shares of each Lower-tier PFIC and would be subject to U.S. federal income tax according to the rules described in the subsequent paragraph on (i) certain distributions by a Lower-tier PFIC and (ii) dispositions of shares of Lower-tier PFICs, in each case as if the U.S. Holders held such shares directly, even though the U.S. Holders had not received the proceeds of those distributions or dispositions.

Generally, if we were a PFIC for any taxable year during which a U.S. Holder holds our ADSs or ordinary shares and the U.S. Holder does not make a valid QEF Election or a mark-to-market election (described below), gain recognized upon a disposition (including, under certain circumstances, a pledge) of our ADSs or ordinary shares by the U.S. Holder will be allocated ratably over the U.S. Holder’s holding period for such ADSs or ordinary shares. The amounts allocated to the taxable year of disposition and to years before we became a PFIC will be taxed as ordinary income. The amount allocated to each other taxable year will be subject to tax at the highest rate in effect for that taxable year for individuals or corporations, as appropriate, and an interest charge will be imposed on the resulting tax liability for each relevant taxable year. Further, to the extent that any distribution received by a U.S. Holder on our ADSs or ordinary shares exceeds 125% of the average of the annual distributions received on such securities during the preceding three years or the U.S. Holder’s holding period, whichever is shorter (an “excess distribution”), such excess distribution will be subject to taxation in the same manner. If we are a PFIC for any taxable year during which a U.S. Holder owns our ADSs or ordinary shares, we will generally continue to be treated as a PFIC with respect to such U.S. Holder for all succeeding years during which such U.S. Holder owns our ADSs or ordinary shares, even if we cease to meet the threshold requirements for PFIC status. If we are a PFIC for any taxable year but cease to be PFIC for subsequent years, U.S. Holders should consult their tax advisers regarding the advisability of making a “deemed sale” election that would allow them to eliminate the continuing PFIC status under certain circumstances.

To avoid the foregoing rules, a U.S. Holder can make a QEF Election to treat us and each Lower-tier PFIC as a qualified electing fund in the first taxable year that the entity is treated as a PFIC with respect to the U.S. Holder. A U.S. Holder must make the QEF Election for each PFIC by attaching a separate properly completed IRS Form 8621 for that PFIC to the U.S. Holder’s timely filed U.S. federal income tax return. A U.S. Holder making a QEF election other than for the first taxable year in which it owns (or is treated as owning) an equity interest in a PFIC would continue to be subject to the rules described in the preceding paragraph with respect to such PFIC, unless the U.S. Holder makes a “deemed sale” election with respect to the PFIC and recognizes gain taxed under the general PFIC rules described above with respect to the PFIC stock’s appreciation before the year for which the QEF Election is made.

If a U.S. Holder makes a QEF Election with respect to a PFIC, the U.S. Holder will be taxed on its pro rata share of the PFIC’s ordinary earnings and net capital gain (at ordinary income and capital gain rates, respectively) for each taxable year that the entity is a PFIC. If a U.S. Holder makes a QEF Election with respect to us, any distributions we pay out of our earnings and profits that were previously included in the U.S. Holder’s income under the QEF Election would not be taxable to the U.S. Holder. A U.S. Holder will increase its tax basis in its ADSs or ordinary shares by an amount equal to any income included under the QEF Election and will decrease its tax basis by any amount distributed on the ADSs or ordinary shares that is not included in the U.S. Holder’s income. In addition, a U.S. Holder will recognize capital gain or loss on the disposition of ADSs or ordinary shares in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the ADSs or ordinary shares, as determined in U.S. dollars. A. U.S. Holder will not be taxed on the ordinary income and net capital gain under the QEF rules for any year that we are not a PFIC.

Based on the nature of our expected income, the expected composition of our assets, and our business prospects, we do not currently expect to have significant ordinary earnings or net capital gain in any taxable year in which we may be a PFIC. However, it is difficult to predict the nature and composition of our income and assets and the value of our assets in light of the volatile nature of earnings patterns of emerging pharmaceutical or biotechnology companies such as us. Accordingly, U.S. Holders should note that if they make QEF Elections with respect to us and our subsidiaries, they may be required to pay U.S. federal income tax with respect to their ADSs or ordinary shares for any taxable year in which we have a positive amount of earnings or net capital gains even if we do not make any distributions in such year. U.S. Holders should consult their tax advisers regarding the advisability of making QEF Elections in their particular circumstances.

Alternatively, if we are a PFIC for any taxable year and if our ADSs or ordinary shares are “regularly traded” on a “qualified exchange,” a U.S. Holder could make a mark-to-market election that will result in tax treatment different from the general tax treatment described in the two preceding paragraphs. Our ADSs and/or ordinary shares will be treated as “regularly traded” in any calendar year in which more than a de minimis quantity of the ADSs and/or ordinary shares are traded on a qualified exchange on at least 15 days during each calendar quarter. NASDAQ, on which the ADSs are listed, is a qualified exchange for this purpose. The Internal Revenue Service has not identified specific non-U.S. exchanges that are “qualified” for this purpose. If a U.S. Holder makes a valid mark-to-market election, the U.S. Holder generally will recognize as ordinary income any excess of the fair market value of its ADSs or ordinary shares at the end of each taxable year over the adjusted tax basis of such ADSs or ordinary shares, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of its ADSs or ordinary shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder makes the election, the U.S. Holder’s tax basis in our ADSs or ordinary shares will be adjusted to reflect these income or loss amounts. Any gain recognized on the sale or other disposition of our ADSs or ordinary shares in a year in which we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a valid mark-to-market election is made for any year in which we are a PFIC, distributions will be treated as described below under “—Taxation of Distributions” except that the preferential tax rates on dividends paid to non-corporate U.S. Holders will not apply. U.S. Holders will not be able to make a mark-to-market election with respect to Lower-tier PFICs, if any. U.S. Holders should consult their tax advisers as to the availability and desirability of a mark-to-market election in their particular circumstances if we are a PFIC for any taxable year.

If a U.S. Holder owns our ADSs or ordinary shares during any year in which we are a PFIC, the U.S. Holder generally will be required to file annual reports on IRS Form 8621 (or any successor form) with respect to us and any Lower-tier PFIC, generally with the U.S. Holder’s U.S. federal income tax return for that year. U.S. Holders should consult their tax advisers regarding our PFIC status for any taxable year and the potential application of the PFIC rules to an investment in our ADSs or ordinary shares.

Taxation of Distributions

This discussion under “—Taxation of Distributions” is subject to the PFIC rules described in “—Passive Foreign Investment Company Rules” above. Distributions paid on ADSs or ordinary shares, other than certain pro rata distributions of our ordinary shares, will be treated as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will be treated first as a tax-free return of capital to the extent of the U.S. Holder’s basis in the ADSs or ordinary shares and then as capital gain. For any taxable year in which we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that any distributions generally will be reported to U.S. Holders as dividends. Dividends will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code. Subject to applicable limitations, dividends paid to certain non-corporate U.S. Holders may be eligible for taxation at a preferential tax rate provided that we were not a PFIC for the taxable year in which the dividend is paid or the prior taxable year. Non-corporate U.S. Holders should consult their tax advisers regarding the availability of this preferential rate in the light of the discussion in “—Passive Foreign Investment Company Rules” above and in their particular circumstances.

If dividend payments in respect of our ADSs or ordinary shares are made in a currency other than the U.S. dollar, the amount of the dividend distribution that a U.S. Holder must include in income will be the U.S. dollar value of the payments made in such other currency, determined at the spot U.S. dollar exchange rate on the date the dividend distribution is includible in income, regardless of whether the payment is in fact converted into U.S. dollars. Generally, if the foreign currency received as a dividend is not converted into U.S. dollars on the date of receipt, any gain or loss resulting from currency exchange fluctuations during the period from the date the dividend payment is includible in income to the date the payment is actually converted into U.S. dollars will be treated as ordinary income or loss and will not be eligible for the special tax rate applicable to qualified dividend income. The gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes. U.S. Holders are urged to consult their tax advisors regarding the tax consequences of receiving, converting or disposing of any non-U.S. currency, received or deemed received as dividends on our ADSs or ordinary shares or on the sale or retirement of an ADS or an ordinary share.

Dividends will be included in a U.S. Holder’s income on the date of the U.S. Holder’s, or in the case of our ADSs, the depositary’s, receipt. Dividends generally will be income from non-U.S. sources, which may be relevant in calculating a U.S. Holder’s foreign tax credit limitation. Subject to certain conditions and limitations, non-U.S. tax withheld, if any, on dividends may be deducted from such U.S. Holder’s taxable income or credited against such U.S. Holder’s U.S. federal income tax liability. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends that we distribute generally should constitute “passive category income,” or, in the case of certain U.S. Holders, “general category income.” A foreign tax credit for foreign taxes imposed on distributions may be denied if a U.S. Holder does not satisfy certain minimum holding period requirements. The rules relating to the determination of the foreign tax credit are complex, and U.S. Holders are urged to consult their tax advisors to determine whether and to what extent such U.S. Holder will be entitled to a foreign tax credit.

Sale or Other Taxable Disposition

Except as described under “—Passive Foreign Investment Company Rules” above, a U.S. Holder will generally recognize capital gain or loss on a sale or other taxable disposition of our ADSs or ordinary shares in an amount equal to the difference between the amount realized on the sale or disposition and the U.S. Holder’s tax basis in the ADSs or ordinary shares disposed of, in each case as determined in U.S. dollars. A U.S. Holder’s initial tax basis in the ordinary shares or ADSs will generally equal the cost of such ordinary shares or ADSs. If a U.S. Holder used foreign currency to purchase the ordinary shares or ADSs, the cost of the ordinary shares or ADSs will be the U.S. dollar value of the foreign currency purchase price on the date of purchase, translated at the spot rate of exchange on that date. Any such gain or loss will be long-term capital gain or loss if at the time of the sale or disposition the U.S. Holder has owned our ADSs or ordinary shares for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders may be subject to a tax rate that is lower than the rate applicable to ordinary income. The deductibility of capital losses is subject to limitations. Any capital gain or loss recognized upon the sale or disposition of ADSs or ordinary shares will generally be treated as U.S.-source income for foreign tax credit limitation purposes. U.S. Holders that sell the ADSs or ordinary shares for an amount denominated in a currency other than the U.S. dollar should consult their tax advisers regarding any potential foreign currency gain or loss that may have to be recognized.

Information Reporting and Backup Withholding

In general, payments of dividends and proceeds from the sale or other disposition of our ADSs or ordinary shares that are made within the United States or through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding, unless (i) in the case of information reporting, the U.S. Holder is a corporation or other “exempt recipient” and (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

Information with Respect to Foreign Financial Assets

Certain U.S. Holders who are individuals (or certain specified entities) may be required to report information relating to their ownership of our ADSs or ordinary shares, or non-U.S. accounts through which our ADSs or ordinary shares are held, subject to certain exceptions. Penalties and potential other adverse tax consequences may be imposed if a U.S. Holder is required to submit such information to the IRS and fails to do so. U.S. Holders should consult their tax advisers regarding their reporting obligations with respect to our ADSs or ordinary shares.

Material United Kingdom Tax Considerations

The following is a description of the material U.K. tax considerations relating primarily to the ownership and disposal of our ADSs by the U.S. Holders described above. The U.K. tax comments set out below are based on current U.K. tax law as applied in England and Wales, and HMRC practice (which may not be binding on HMRC) as at the date of this summary, both of which are subject to change, possibly with retrospective effect. They are intended as a general guide and, save where otherwise stated, only apply to you if you are not resident in the U.K. for U.K. tax purposes and do not hold our ADSs for the purposes of a trade, profession or vocation that you carry on in the U.K. through a branch, agency or permanent establishment in the U.K. and if you hold our ADSs as an investment for U.K. tax purposes and are not subject to special rules.

This summary does not address all possible tax consequences relating to an investment in our ADSs. In particular it does not cover the U.K. inheritance tax consequences of holding our ADSs. It assumes that DTC has not made an election under section 97A(1) of the Finance Act 1986. It assumes that we do not (and will not at any time) derive 75% or more of our qualifying asset value, directly or indirectly, from U.K. land, and that we are and remain solely resident in the U.K. for tax purposes. This summary is for general information only and is not intended to be, nor should it be considered to be, legal or tax advice to any particular holder. Holders of our ADSs are strongly urged to consult their tax advisers in connection with the U.K. tax consequences of their investment in our ADSs.

U.K. Taxation of Dividends

Mereo will not be required to withhold amounts for or on account of U.K. tax at source when paying a dividend in respect of its ordinary shares.

Holders who hold our ADSs as an investment, who are not resident in the U.K. for U.K. tax purposes and who do not hold their ADSs in connection with any trade, profession or vocation carried on by them in the U.K. through a branch, agency or permanent establishment in the U.K. should not be subject to U.K. tax in respect of any dividends on our ordinary shares.

U.K. Taxation of Capital Gains

An individual holder who is not resident in the U.K. for U.K. tax purposes should not be liable to U.K. capital gains tax on capital gains realized on the disposal of their ADSs unless such holder carries on a trade, profession or vocation in the U.K. through a branch or agency in the U.K. to which ADSs are attributable.

Any such individual holder of our ADSs who is temporarily non-resident for U.K. tax purposes will, in certain circumstances, become liable to U.K. tax on capital gains in respect of gains realized while they were not resident in the U.K.

A corporate holder of our ADSs which is not resident in the U.K. for U.K. tax purposes should not be liable for U.K. corporation tax on chargeable gains realized on the disposal of our ADSs unless it carries on a trade in the U.K. through a permanent establishment in the U.K. to which our ADSs are attributable.

Stamp Duty and Stamp Duty Reserve Tax

The following statements apply to all holders, regardless of their jurisdiction of tax residence.

It is assumed for the purposes of the following statements that all transfers or, or agreements to transfer, our ordinary shares are only made at times when (i) our ordinary shares are admitted to trading on AIM but are not listed on any market (with the term “listed” being construed in accordance with section 99A of the Finance Act 1986); and (ii) AIM continues to be accepted as a “recognized growth market” (as construed in accordance with section 99A of the Finance Act 1986). Holders of our ADSs who propose to transfer, or agree to transfer, our ordinary shares during such time as these conditions are not met (including during any period between the creation and issue of our ADSs and the admission to trading of our ordinary shares on AIM) are strongly urged to obtain their own advice.

No stamp duty is payable on the issue of our ordinary shares into a depositary receipt system (such as, Mereo understands, that operated by Citibank) or a clearance service (such as, Mereo understands, DTC). No stamp duty reserve tax (“SDRT”) should be payable on the issue of our ordinary shares into a depositary receipt system or a clearance service. Accordingly, no stamp duty or SDRT should be payable on the creation and issue of our ADSs pursuant to the issue of our ordinary shares to Citibank’s custodian.

No stamp duty or SDRT should be payable on transfers of, or agreements to transfer, our ordinary shares into a depositary receipt system or a clearance service.

No SDRT or stamp duty should be payable on paperless transfers of, or agreements to transfer, our ADSs through the facilities of DTC.

No stamp duty should be payable on a written instrument transferring, or a written agreement to transfer, our ADSs provided the instrument or agreement is executed and remains at all times outside the U.K. No SDRT should be payable in respect of agreements to transfer our ADSs.

No stamp duty or SDRT should be payable on transfers of, or agreements to transfer, our ordinary shares outside of a depositary receipt system or a clearance service.

THE ASPIRE CAPITAL TRANSACTION

General

On February 10, 2020, we entered into the Purchase Agreement, which provides that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital is committed to purchase up to an aggregate of $28.0 million of our ordinary shares that are exchangeable for ADSs, which includes the Initial Shares sold by us to the selling shareholder for $3.0 million, over the term of the Purchase Agreement. In consideration for entering into the Purchase Agreement, concurrently with the execution of the Purchase Agreement, we paid to Aspire Capital a $0.3 million commitment fee, which was satisfied wholly by the issuance to Aspire Capital of 2,862,595 ordinary shares that are exchangeable for 572,519 ADSs. Concurrently with entering into the Purchase Agreement, we also entered into the Registration Rights Agreement, in which we agreed to file one or more registration statements as permissible and necessary to register under the Securities Act, the sale of the ADSs that have been and may be issued to Aspire Capital under the Purchase Agreement.

As of July 1, 2020, there were 338,713,962 ordinary shares outstanding, excluding the $25.0 million worth of ordinary shares that are exchangeable for ADSs issuable to Aspire Capital pursuant to the Purchase Agreement. The number of ADSs representing ordinary shares ultimately offered for sale by Aspire Capital is dependent upon the number of ADSs purchased by Aspire Capital under the Purchase Agreement.

Pursuant to the Purchase Agreement and the Registration Rights Agreement, we are registering 89,510,410 ordinary shares represented by 17,902,082 ADSs under the Securities Act, which includes (i) the Initial Shares of 11,432,925 ordinary shares issued to the selling shareholder and exchangeable for 2,286,585 ADSs, (ii) the Commission Shares of 2,862,595 ordinary shares exchangeable for 572,519 ADSs issued to the selling shareholder in satisfaction of the commission fee due to Aspire Capital under the Purchase Agreement, and (iii) up to an additional $25.0 million worth of ordinary shares that are exchangeable for ADSs, which we may issue to Aspire Capital after this registration statement is declared effective under the Securities Act. All $28.3 million ordinary shares that are exchangeable for ADSs issued or issuable to Aspire Capital pursuant to the Purchase Agreement are being offered pursuant to this prospectus. In connection with the June 2020 Private Placement described under “Prospectus Summary—June 2020 Private Placement”, we agreed with the investors in that placement not to issue the $25.0 million of shares potentially issuable under the purchase agreement with Aspire Capital described herein for a period of 180 days following the date the resale registration statement for that transaction is first declared effective by the SEC.

After the SEC has declared effective the registration statement of which this prospectus is a part, on any business day on which the closing sale price of our ADSs is not less than $0.25 per share, we have the right, in our sole discretion, to present Aspire Capital with a Purchase Notice, directing Aspire Capital (as principal) to purchase up to 150,000 ADSs per business day, up to $25.0 million worth of our ordinary shares exchangeable for ADSs in the aggregate over the term of the Purchase Agreement, at a Purchase Price calculated by reference to the prevailing market price of our ADSs over the preceding 10-business day period (as more specifically described below); however, no sale pursuant to a Purchase Notice may exceed $0.5 million per business day.

In addition, on any date on which we submit a Purchase Notice to Aspire Capital for at least 150,000 ADSs, we also have the right, in our sole discretion, to present Aspire Capital with a VWAP Purchase Notice directing Aspire Capital to purchase an amount of ADSs equal to up to 30% of the aggregate of the Company’s ADSs traded on the Nasdaq on the next business day, subject to the VWAP Purchase ADS Volume Maximum and the VWAP Minimum Price Threshold and subject to a maximum of 250,000 ADSs. The VWAP Purchase Price is calculated by reference to the prevailing market price of our ADSs (as more specifically described below).

The Purchase Agreement provides that the Company and Aspire Capital shall not effect any sales under the Purchase Agreement on any purchase date where the closing sale price of our ADSs is less than the Floor Price. There are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our ADSs to Aspire Capital. Aspire Capital has no right to require any sales by us, but is obligated to make purchases from us as we direct in accordance with the Purchase Agreement. There are no limitations on use of proceeds, financial or business covenants, restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement. Aspire Capital may not assign its rights or obligations under the Purchase Agreement. The Purchase Agreement may be terminated by us at any time, at our discretion, without any penalty or cost to us.

Purchase of ADSs under the Purchase Agreement

Under the Purchase Agreement, on any business day selected by us on which the closing sale price of our ADSs is at least $0.25 per share, we may direct Aspire Capital to purchase up to 150,000 ADSs representing 750,000 ordinary shares per business day. The Purchase Price of such ADSs is equal to the lesser of:

∎	the lowest sale price of our ADSs on the purchase date; or

∎	the arithmetic average of the three lowest closing sale prices for our ADSs during the 10 consecutive business days ending on the business day immediately preceding the purchase date.

In addition, on any date on which we submit a Purchase Notice to Aspire Capital for purchase of 150,000 ADSs, we also have the right to direct Aspire Capital to purchase an amount of ADSs equal to up to 30% of the aggregate of our ADSs traded on the Nasdaq on the next business day, subject to a maximum number of 250,000 ADSs and subject to the VWAP Purchase ADS Volume Maximum and the VWAP Minimum Price Threshold, which is equal to the greater of (a) 80% of the closing price of our ADSs on the business day immediately preceding the VWAP Purchase Date or (b) such higher price as set forth by us in the VWAP Purchase Notice. The VWAP Purchase Price of such ADSs is the lower of:

∎	the closing sale price on the VWAP Purchase Date; or

∎	97% of the volume-weighted average price for our ADSs traded on the Nasdaq:

∎	on the VWAP Purchase Date, if the aggregate ADSs to be purchased on that date have not exceeded the VWAP Purchase Share Volume Maximum; or

∎

during that portion of the VWAP Purchase Date until such time as the sooner to occur of (i) the time at which the aggregate ADSs traded on the Nasdaq exceed the VWAP Purchase ADS Volume Maximum or (ii) the time at which the sale price of our ADSs falls below the VWAP Minimum Price Threshold.

The Purchase Price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the business day(s) used to compute the Purchase Price. We may deliver multiple Purchase Notices and VWAP Purchase Notices to Aspire Capital from time to time during the term of the Purchase Agreement, so long as the most recent purchase has been completed.

Minimum Share Price

Under the Purchase Agreement, we and Aspire Capital may not effect any sales of our ADSs under the Purchase Agreement on any business day that the closing sale price of our ADSs is less than $0.25 per share.

Events of Default

No sales are permitted to be made under the Purchase Agreement upon the occurrence of any of the following, among other, events of default:

∎

the effectiveness of any registration statement that is required to be maintained effective pursuant to the terms of the Registration Rights Agreement between us and Aspire Capital lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to Aspire Capital for sale of our ADSs, and such lapse or unavailability continues for a period of 10 consecutive business days or for more than an aggregate of 30 business days in any 365-day period, which is not in connection with a post-effective amendment to any such registration statement; in connection with any post-effective amendment to such registration statement that is required to be declared effective by the SEC such lapse or unavailability may continue for a period of no more than 30 consecutive business days;

∎	the suspension from trading or failure of our ADSs to be listed on our principal market for a period of three consecutive business days;

∎

the delisting of our ADSs from our principal market, provided our ADSs are not immediately thereafter trading on the New York Stock Exchange, the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Select Market, the Nasdaq Global Market, the OTB Bulletin Board or the OTCQB marketplace or OTCQX marketplace of the OTC Markets Group;

∎	our transfer agent’s failure to issue to Aspire Capital ADSs which Aspire Capital is entitled to receive under the Purchase Agreement within five business days after an applicable purchase date;

∎

any breach by us of the representations or warranties or covenants contained in the Purchase Agreement or any related agreements which could have a material adverse effect on us, subject to a cure period of five business days;

∎	if we become insolvent or are generally unable to pay our debts as they become due; or

∎	any participation or threatened participation in insolvency or bankruptcy proceedings by or against us.

The Purchase Agreement will be automatically terminated in the event of any participation in insolvency or bankruptcy proceedings by or against us.

Our Termination Rights

The Purchase Agreement may be terminated by us at any time, at our discretion, without any penalty or cost to us.

No Short-Selling or Hedging by Aspire Capital

Aspire Capital has agreed that neither it nor any of its agents, representatives and affiliates shall engage in any direct or indirect short-selling or hedging of our securities during any time prior to the termination of the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Shareholders

The Purchase Agreement does not limit the ability of Aspire Capital to sell any or all of the $25.0 million worth of ordinary shares exchangeable for ADSs registered in this offering. It is anticipated that shares registered in this offering will be sold over a period of up to approximately 30 months from the date of this prospectus. The sale by Aspire Capital of a significant amount of ADSs registered in this offering at any given time could cause the market price of our ADSs to decline and/or to be highly volatile. Aspire Capital may ultimately purchase all, some or none of the $25.0 million worth of ordinary shares exchangeable for ADSs not yet issued but registered in this offering. After it has acquired such shares, it may sell all, some or none of such ADSs. Therefore, sales to Aspire Capital by us pursuant to the Purchase Agreement also may result in substantial dilution to the interests of other holders of our ADSs. However, we have the right to control the timing and amount of any sales of our ADSs to Aspire Capital and the Purchase Agreement may be terminated by us at any time at our discretion without any penalty or cost to us.

SELLING SHAREHOLDER

The selling shareholder may from time to time offer and sell any or all of the ADSs representing ordinary shares set forth below pursuant to this prospectus. When we refer to the “selling shareholder” in this prospectus, we mean the entity listed in the table below, and its respective pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling shareholder’s interests in our ADSs other than through a public sale.

The following table sets forth, as of the date of this prospectus, the name of the selling shareholder for whom we are registering shares for sale to the public, the number of ADSs beneficially owned by the selling shareholder prior to this offering, the total number of ADSs that the selling shareholder may offer pursuant to this prospectus and the number of ADSs that the selling shareholder will beneficially own after this offering. Except as noted below, the selling shareholder does not have, or within the past three years has not had, any material relationship with us or any of our predecessors or affiliates and the selling shareholder is not or was not affiliated with registered broker-dealers.

Based on the information provided to us by the selling shareholder, assuming that the selling shareholder sells all of the shares of our ADSs beneficially owned by it that have been registered by us and does not acquire any additional ADSs during the offering, the selling shareholder will not own any ADSs other than those appearing in the column entitled “Beneficial Ownership After This Offering.” We cannot advise you as to whether the selling shareholder will in fact sell any or all of such ADSs. In addition, the selling shareholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the ADSs in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth in the table below. Each ADS represents five of our ordinary shares.

	Beneficial Ownership Before this Offering(1)			Beneficial Ownership After this Offering(2)
Name	Number of ADSs	%	ADSs Being Offered(4)	Number of ADSs	%
Aspire Capital Fund, LLC(3)	2,859,104	4.2%	2,859,104	0	0%

(1)

Based on the Initial Shares of 14,295,520 ordinary shares (equivalent to 2,859,104 ADSs) that were issued to Aspire Capital pursuant to the Purchase Agreement, which includes (i) the Initial Shares of 11,432,925 ordinary shares exchangeable for 2,286,585 ADSs and (ii) the Commission Shares of 2,862,595 ordinary shares exchangeable for 572,519 ADSs.

(2)	Assumes the sale of all Initial Shares and Commission Shares registered pursuant to this prospectus.

(3)

Aspire Capital Partners LLC (“Aspire Partners”) is the Managing Member of Aspire Capital Fund LLC (“Aspire Fund”). SGM Holdings Corp (“SGM”) is the Managing Member of Aspire Partners. Mr. Steven G. Martin (“Mr. Martin”) is the president and sole shareholder of SGM, as well as a principal of Aspire Partners. Mr. Erik J. Brown (“Mr. Brown”) is the president and sole shareholder of Red Cedar Capital Corp (“Red Cedar”), which is a principal of Aspire Partners. Mr. Christos Komissopoulos (“Mr. Komissopoulos”) is president and sole shareholder of Chrisko Investors Inc. (“Chrisko”), which is a principal of Aspire Partners. Mr. William F. Blank, III (“Mr. Blank”) is president and sole shareholder of WML Ventures Corp. (“WML Ventures”), which is a principal of Aspire Partners. Each of Aspire Partners, SGM, Red Cedar, Chrisko, WML Ventures, Mr. Martin, Mr. Brown, Mr. Komissopoulos and Mr. Blank may be deemed to be a beneficial owner of ADSs by Aspire Fund. Each of Aspire Partners, SGM, Red Cedar, Chrisko, WML Ventures, Mr. Martin, Mr. Brown, Mr. Komissopoulos and Mr. Blank disclaims beneficial ownership of the ADSs held by Aspire Fund. The address of Aspire Capital is 155 North Wacker Dr. Suite 1600, Chicago, IL 60606.

(4)

As of the date hereof, 14,295,520 ordinary shares which may be exchanged for 2,859,104 ADSs have been issued to Aspire Capital under the Purchase Agreement. We may elect in our sole discretion to sell to Aspire Capital up to an additional $25.0 million worth of ordinary shares exchangeable for ADSs under the Purchase Agreement, but Aspire Capital does not presently beneficially own those shares as determined in accordance with the rules of the SEC.

PLAN OF DISTRIBUTION

The securities offered by this prospectus are being offered by Aspire Capital, the selling shareholder. The securities may be sold or distributed from time to time by the selling shareholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the securities offered by this prospectus may be effected in one or more of the following methods:

∎	ordinary brokers’ transactions;

∎	transactions involving cross or block trades;

∎	through brokers, dealers, or underwriters who may act solely as agents;

∎	“at the market” into an existing market for the ADSs;

∎	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

∎	in privately negotiated transactions; or

∎	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the securities may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the securities may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

The selling shareholder may transfer the securities by other means not described in this prospectus.

Brokers, dealers, underwriters, or agents participating in the distribution of the securities as agents may receive compensation in the form of commissions, discounts, or concessions from the selling shareholder and/or purchasers of the securities for whom the broker-dealers may act as agent. Aspire Capital has informed us that each such broker-dealer will receive commissions from Aspire Capital which will not exceed customary brokerage commissions.

Aspire Capital is an “underwriter” within the meaning of the Securities Act.

Neither we nor Aspire Capital can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between Aspire Capital, any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the securities offered by this prospectus.

We will pay all of the expenses incident to the registration, offering, and sale of the securities to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have agreed to indemnify Aspire Capital and certain other persons against certain liabilities in connection with the offering of securities offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Aspire Capital has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Aspire Capital specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

Aspire Capital and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our securities during the term of the Purchase Agreement.

We have advised Aspire Capital that while it is engaged in a distribution of the securities included in this prospectus it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

We may suspend the sale of securities by Aspire Capital pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

This offering will terminate on the date that all shares offered by this prospectus have been sold by Aspire Capital.

EXPENSES OF THE OFFERING

We estimate that our expenses in connection with the offering will be as follows:

Expenses	Amount
SEC registration fee	$3,835
Legal fees and expenses	$200,000
Accounting fees and expenses	$65,000
Miscellaneous costs	$5,000

Total	$273,835

All amounts in the table are estimates except the SEC registration fee. We will pay all of the expenses referred to above.

LEGAL MATTERS

Mayer Brown LLP has passed upon certain legal matters regarding the securities offered hereby. The validity of the ordinary shares underlying the ADSs to be offered pursuant to this prospectus will be passed upon for us by Mayer Brown International LLP.

EXPERTS

The consolidated financial statements of Mereo BioPharma Group plc appearing in Mereo BioPharma Group plc’s Annual Report (Form 20-F) for the year ended December 31, 2019, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

We are incorporated and currently existing under the laws of England and Wales. In addition, most of our directors and officers reside outside of the United States and most of our assets are located outside of the United States. As a result, it may be difficult for investors to effect service of process in the United States on us or those persons or to enforce in the United States judgments obtained in United States courts against us or those persons based on the civil liability or other provisions of the United States securities laws or other laws.

In addition, uncertainty exists as to whether the courts of England and Wales would:

∎

recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liabilities provisions of the securities laws of the United States or any state in the United States; or

∎	entertain original actions brought in England and Wales against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

There is currently no treaty between (i) the United States and (ii) England and Wales providing for reciprocal recognition and enforcement of judgments of United States courts in civil and commercial matters, although the United States and the United Kingdom are both parties to the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards. A final judgment for the payment of money rendered by any general or state court in the United States based on civil liability, whether or not predicated solely upon the United States securities laws, will not be automatically enforceable in England and Wales. Any final and conclusive monetary judgment for a definite sum obtained against us in United States courts will be treated by the courts of England and Wales as a cause of action in itself and sued upon as a debt at common law so that no retrial of the issues will be necessary, provided that:

∎

the relevant U.S. court had jurisdiction over the original proceedings according to English conflicts of laws principles at the time when proceedings were initiated—in order to establish that, it would be necessary that we either submitted to the U.S. jurisdiction or were resident/present or carrying on business within the U.S. jurisdiction and were duly served with process;

∎

the U.S. judgment was final and conclusive in the sense of being final and unalterable in the court that pronounced it and being for a definite sum of money and it is currently enforceable in the United States;

∎

the judgment given by the courts was not in respect of penalties, taxes, fines, or similar fiscal or revenue obligations (or otherwise based on a U.S. law that an English court considers to relate to a penal, revenue or other public law);

∎	the judgment was not procured by fraud;

∎

the judgment was not obtained following a breach of a jurisdictional or arbitration clause, unless with the agreement of the defendant or the defendant’s subsequent submission to the jurisdiction of the court;

∎	recognition or enforcement of the judgment in England and Wales would not be contrary to public policy or the Human Rights Act 1998;

∎	the proceedings pursuant to which judgment was obtained were not contrary to natural justice;

∎

the U.S. judgment was not arrived at by doubling, trebling, or otherwise multiplying a sum assessed as compensation for the loss or damages sustained and not being otherwise in breach of Section 5 of the U.K. Protection of Trading Interests Act 1980, or is a judgment based on measures designated by the Secretary of State under Section 1 of that Act or is otherwise unlawful under English law; and

∎	there is not a prior conflicting decision of an English court or the court of another jurisdiction whose judgment the English court recognizes on the issues in question between the same parties.

Whether these requirements are met in respect of a judgment based upon the civil liability provisions of the United States securities laws, including whether the award of monetary damages under such laws would constitute a penalty, is an issue for the English court making such decision.

Subject to the foregoing, investors may be able to enforce in England and Wales judgments in civil and commercial matters that have been obtained from U.S. federal or state courts. Nevertheless, we cannot assure you that those judgments will be recognized or enforceable in England and Wales.

If an English court gives judgment for the sum payable under a U.S. judgment, the English judgment will be enforceable by methods generally available for this purpose. These methods generally permit the English court discretion to prescribe the manner of enforcement. In addition, it may not be possible to obtain an English judgment or to enforce that judgment if the judgment debtor is or becomes subject to any insolvency or similar proceedings, or if the judgment debtor has any set-off or counterclaim against the judgment creditor. Also note that, in any enforcement proceedings, the judgment debtor may raise any counterclaim that could have been brought if the action had been originally brought in England unless the subject of the counterclaim was in issue and denied in the U.S. proceedings.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-3 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Exchange Act. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an Internet website that contains reports, proxy and information statements, and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our board members, executive officers, and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We maintain a corporate website at https://www.mereobiopharma.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus and our website address is included in this prospectus as an inactive textual reference only.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered:

∎	Our Annual Report on Form 20-F for the year ended December 31, 2019, filed with the SEC on June 15, 2020;

∎

The description of our ordinary shares contained in Item 1 of the Registration Statement on Form 8-A, File No. 001-38452, originally filed with the SEC on April 9, 2018 and subsequently amended on April  15, 2019, as updated by Exhibit 2.2 to the 2019 Form 20-F, including the “Description of Ordinary Shares” and the “Description of American Depositary Shares” contained therein and any amendment or report filed for the purpose of further updating such descriptions.

In addition, any reports on Form 6-K submitted to the SEC by us pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part and all subsequent annual reports on Form 20-F filed after the effective date of this registration statement and prior to the termination of this offering and any reports on Form 6-K subsequently submitted to the SEC or portions thereof that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part, shall be considered to be incorporated into this prospectus by reference and shall be considered a part of this prospectus from the date of filing or submission of such documents.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address:

Mereo BioPharma Group plc

1 Cavendish Place

4th Floor

London, W1G 0QF

United Kingdom

Tel: +44-333-023-7300

Attention: Investor Relations

17,902,082 American Depositary Shares

Representing 89,510,410 Ordinary Shares

PRELIMINARY

PROSPECTUS

                , 2020

PART II—INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8. Indemnification of directors and officers

The Articles of Association of Mereo BioPharma Group plc (“Mereo,” the “Company” or the “registrant”) provide that Mereo may indemnify the directors and other officers of Mereo in respect of any proceedings, whether civil or criminal, brought against them by reason of their being directors or officers of Mereo and to the fullest extent permitted by the Companies Act 2006 of the United Kingdom (“CA 2006”).

Generally, under CA 2006, any provision by which Mereo directly or indirectly provides an indemnity (to any extent) for a director of Mereo or of an “associated company” (i.e., a company that is a parent, subsidiary or sister company of Mereo) against any liability attaching to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he or she is a director is (subject to certain exceptions specified under CA 2006) void.

Mereo has entered into a deed of indemnity with each of its directors. Except as prohibited by applicable law, these deeds of indemnity may require Mereo, among other requirements, to indemnify its directors and executive officers for certain expenses, including attorneys’ fees, costs and expenses incurred by such directors and executive officers with the prior written consent of Mereo in any action or proceeding arising out of their service as a director or executive officer of Mereo, or one of its subsidiaries.

Mereo maintains directors’ and officers’ insurance coverage, which, subject to policy terms and limitations, is expected to include coverage to reimburse Mereo for amounts that it may be required or permitted by law to pay directors or officers of Mereo.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling Mereo pursuant to the foregoing provisions, Mereo has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 9. Exhibits and financial statements

(a) Exhibits.    The exhibits to this registration statement are listed in the Exhibit Index to this registration statement and incorporated herein by reference.

(b) Financial Statement Schedules.    Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in our combined financial statements or the notes thereto.

Item 10. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and a(l)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Exchange Act of 1934 need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 8, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

(d)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(e)

The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Exhibit Description

3.1*	Articles of Association (incorporated by reference to Exhibit 3.1 to the registrant’s registration statement on Form F-4 filed with the SEC on January 25, 2019 (File No. 333-229351)).

4.1*	Form of Deposit Agreement (incorporated by reference to Exhibit 4.2 to the registrant’s registration statement on Form F-4 filed with the SEC on January 25, 2019 (File No. 333-229351)).

4.2*	Form of American Depositary Receipt (included in Exhibit 4.1).

4.3*	Form of Convertible Loan Note Instrument, dated June 3, 2020, relating to Mereo BioPharma Group PLC (incorporated by reference to Exhibit 10.3 to the registrant’s report on Form 6-K filed with the SEC on June 5, 2020 (File No. 001-38452)).

4.4*	Form of Warrant Instrument, dated June 3, 2020, relating to Mereo BioPharma Group PLC (incorporated by reference to Exhibit 10.4 to the registrant’s report on Form 6-K filed with the SEC on June 5, 2020 (File No. 001-38452)).

5.1*	Opinion of Mayer Brown International LLP

10.1*	Securities Purchase Agreement, dated February 10, 2020, by and between Mereo BioPharma Group PLC and Aspire Capital Fund, LLC (incorporated by reference to Exhibit 10.1 to the registrant’s report on Form 6-K filed with the SEC on February 10, 2020 (File No. 001-38452)).

10.2*	Registration Rights Agreement, dated February 10, 2020, by and between Mereo BioPharma Group PLC and Aspire Capital Fund, LLC (incorporated by reference to Exhibit 10.2 to the registrant’s report on Form 6-K filed with the SEC on February 10, 2020 (File No. 001-38452)).

10.3*	Securities Purchase Agreement, dated February 19, 2020, by and between Mereo BioPharma Group PLC and Boxer Capital, LLC (incorporated by reference to Exhibit 10.1 to the registrant’s report on Form 6-K filed with the SEC on February 19, 2020 (File No. 001-38452)).

10.4*	Registration Rights Agreement, dated February 19, 2020, by and between Mereo BioPharma Group PLC and Boxer Capital, LLC (incorporated by reference to Exhibit 10.2 to the registrant’s report on Form 6-K filed with the SEC on February 19, 2020 (File No. 001-38452)).

10.5*	Form of Securities Purchase Agreement, dated June 3, 2020, by and among Mereo BioPharma Group PLC and the several purchasers named therein (incorporated by reference to Exhibit 10.1 to the registrant’s report on Form 6-K filed with the SEC on June 5, 2020 (File No. 001-38452)).

10.6*	Form of Registration Rights Agreement, dated June 3, 2020, by and between Mereo BioPharma Group PLC and the several purchasers named therein (incorporated by reference to Exhibit 10.2 to the registrant’s report on Form 6-K filed with the SEC on June 5, 2020 (File No. 001-38452)).

21.1*	List of Subsidiaries (incorporated by reference to Exhibit 8.1 to the registrants Annual Report on Form 20-F for the year ended December 31, 2019, filed with the SEC on June 15, 2020 (File No. 001-38452)).

23.1**	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Mayer Brown International LLP (included in Exhibit 5.1)

24.1*	Powers of Attorney

*	Previously filed.
**	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, the United Kingdom on July 2, 2020.

MEREO BIOPHARMA GROUP PLC

By:	/s/ Denise Scots-Knight, Ph.D.
	Name:	Denise Scots-Knight, Ph.D.
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on July 2, 2020 in the capacities indicated:

Name	Title

* Denise Scots-Knight, Ph.D.	Chief Executive Officer and Member of the Board (Principal Executive Officer)

* Richard Jones	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* Peter Fellner, Ph.D.	Chairman of the Board

* Peter Bains	Member of the Board

* Paul Blackburn	Member of the Board

* Anders Ekblom, M.D., Ph.D.	Member of the Board

* Kunal Kashyap	Member of the Board

* Deepika R. Pakianathan, Ph.D.	Member of the Board

* Michael S. Wyzga	Member of the Board

*By:	/s/ Denise Scots-Knight, Ph.D.
	Name:	Denise Scots-Knight, Ph.D.
	Title:	Attorney-in-fact

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Mereo BioPharma Group plc has signed this registration statement on July 2, 2020.

Mereo US Holdings Inc.

By:	/s/ Denise Scots-Knight, Ph.D.
	Name:	Denise Scots-Knight, Ph.D.
	Title:	President